UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 27, 2017

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                Entry into a Material Definitive Agreement.

On April 27, 2017, Tangoe, Inc. (the “Company”), Asentinel, LLC (the “Parent”) and TAMS Inc., a wholly owned subsidiary of the Parent (the “Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which the Purchaser will commence an all cash tender offer (the “Offer”) for any and all of the Company’s outstanding shares of Common Stock, $0.0001 par value per share (the “Company Common Stock”), at a purchase price of $6.50 per share (the “Offer Price”), in cash, without interest, subject to any required withholding of taxes. Under the Merger Agreement, the Purchaser is required to commence the Offer within 10 business days after the date of the Merger Agreement. The Offer will remain open for a minimum of 20 business days from the date of commencement, and if the conditions of the Offer are not met as of the initial expiration date the Purchaser is required to extend the Offer one or more times through October 27, 2017 until all of the conditions of the Offer are met, the Offer is terminated in accordance with the terms of the Merger Agreement or the Merger Agreement is terminated in accordance with its terms.

In connection with the Offer, the Company granted to the Purchaser an irrevocable option (the “Top-Up Option”), exercisable only following the Purchaser’s acceptance for purchase of shares tendered pursuant to the Offer, to purchase from the Company at the Offer Price the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Parent, the Purchaser and their respective affiliates as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding (assuming the issuance of the shares issuable upon exercise of the Top-Up Option), subject to the limitation that the Top-Up Option will in no event be exercisable for more than the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation that are not then outstanding or otherwise reserved for issuance for another purpose.

The obligation of the Purchaser to purchase shares tendered in the Offer is subject to specified closing conditions, including (i) shares of Company Common Stock having been validly tendered and not withdrawn that, together with any shares of Company Common Stock beneficially owned by the Parent or any affiliate of the Parent, represent at least a majority of the number of shares of Company Common Stock outstanding or issuable on a fully diluted basis and a sufficient number of shares of Company Common Stock to allow for the Parent, the Purchaser and their respective affiliates to own at least 90% of the outstanding Company Common Stock following exercise of the Top-Up Option (the “Top-Up Condition”), which the Company estimates to be approximately 65% of the currently outstanding shares of Company Common Stock, (ii) the expiration or termination of applicable waiting periods and the receipt of any required approvals or clearances under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Antitrust Condition”), (iii) the absence of injunctions or other legal restraints preventing the consummation of the Offer or the Merger, (iv) the accuracy of representations and warranties made by the Company in the Merger Agreement, (v) compliance by the Company with its covenants in the Merger Agreement, (vii) the absence of the occurrence of a material adverse effect with respect to the Company and (viii) the availability of debt financing for the Parent as described below.

Following the Purchaser’s acceptance for purchase of shares pursuant to the Offer, subject to the absence of injunctions or other legal restraints preventing the consummation of such merger, and the receipt of any necessary vote of the stockholders of the Company in favor of the adoption of the Merger Agreement, the Purchaser will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of the Parent (the “Second-Step Merger”).

If, as of any expiration date of the Offer, the Antitrust Condition has been satisfied and at least one extension of the Offer has been completed following satisfaction of the Antitrust Condition, the Purchaser may, if specified conditions to the Offer have not been met, elect to terminate the Offer and pursue the acquisition of the Company through a merger of the Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of the Parent, in which holders of Company Common Stock would receive cash consideration equal to the Offer Price (the “One-Step Merger”, and, in the alternative with the Second-Step Merger, the “Merger”), subject to the limitation that the Purchaser may not make such election more than 120 days after the date of the Merger Agreement.  In addition, if, as of any expiration date of the Offer, (i) the Antitrust Condition has been satisfied, (ii) at least two extensions of the Offer have been completed following satisfaction of the Antitrust

Condition, (iii) shares of Company Common Stock have been validly tendered and not withdrawn that, together with any shares of Company Common Stock beneficially owned by the Parent or any affiliate of the Parent, represent at least a majority of the number of outstanding shares of Company Common Stock and (iv) specified conditions to the Offer have been satisfied but the Top-Up Condition has not been satisfied, the Company may require the Purchaser to terminate the Offer and pursue the acquisition of the Company through the One-Step Merger, subject to the limitation that the Company may not make such election more than 120 days after the date of the Merger Agreement.

If either the Purchaser or the Company elects to pursue the One-Step Merger under these circumstances, the Company will call a special meeting of stockholders to vote on the One-Step Merger and solicit proxies in favor of the adoption by the Company stockholders of the Merger Agreement.  The obligations of the Company, the Parent and the Purchaser to consummate the One-Step Merger would be subject to (i) the adoption of the Merger Agreement by a majority vote of the Company’s stockholders, (ii) satisfaction of the Antitrust Condition and (iii) the absence of injunctions or other legal restraints preventing the consummation of the One-Step Merger.  In addition, the obligations of the Parent and the Purchaser to consummate the One-Step Merger would be subject to, among other things, (x) the accuracy of representations and warranties made by the Company in the Merger Agreement, (y) compliance by the Company with its covenants in the Merger Agreement and (z) the absence of the occurrence of a material adverse effect with respect to the Company; and the obligations of the Company to consummate the One-Step Merger would be subject to, among other things, (A) the accuracy of representations and warranties made by the Parent and the Purchaser in the Merger Agreement and (B) compliance by the Parent and the Purchaser with their respective covenants in the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Company Common Stock (other than shares owned by (i) the Company or any of its subsidiaries, or the Parent, the Purchaser or any of the Parent’s other affiliates, which shares will be cancelled and will cease to exist, or (ii) stockholders who validly exercise appraisal rights under Delaware law with respect to such shares) will be converted into the right to receive the Offer Price in cash, without interest, subject to any required withholding of taxes.

Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time, (i) each then-outstanding Company stock option that is vested will be cancelled and converted into a right to receive the Offer Price (less the applicable exercise price) in cash, without interest, subject to any required withholding of taxes, in respect of each vested share underlying such stock option and (ii) each then-outstanding Company restricted stock unit award and Company performance stock unit award that is vested and with respect to which shares of Company Common Stock have, as of such time, not yet been issued will be cancelled and converted into the right to receive the Offer Price in cash, without interest, subject to any required withholding of taxes, in respect of each vested share underlying such restricted stock unit award or performance stock unit award, with vesting in the case of each Company stock option, Company restricted stock unit award and Company performance stock unit award determined taking into effect the change in control of the Company resulting from the consummation of the transactions contemplated by the Merger Agreement.  In addition, the Merger Agreement provides that the surviving corporation from the Merger will be obligated to make payments to specified directors and members of Company management who are party to equity award replacement compensation agreements with the Company in satisfaction of payment obligations of the Company under such agreements resulting from the consummation of the transactions contemplated by the Merger Agreement.  The Merger Agreement also provides that the surviving corporation from the Merger will be obligated to make specified payments to employees of the Company to whom the Company would have issued equity awards in 2016 if it had been able to do so in compliance with applicable law.

For a period of 30 days following the date of the Merger Agreement (the “Go-Shop Period”), the Company is permitted to directly or indirectly solicit, initiate, continue and otherwise participate in any discussions or negotiation regarding alternative acquisition proposals, subject to an extension of 14 days under specified circumstances.  At the end of the Go-Shop Period, the Company is required to cease such activities, as more fully described in the Merger Agreement.

In the Merger Agreement, the Company has agreed, among other things, (i) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the consummation of the Merger; and (ii) subject to certain customary exceptions set forth in the Merger Agreement to permit the Company’s board of directors to comply with its fiduciary duties, to recommend that the Company’s stockholders accept the

Offer and tender their shares pursuant to the Offer and vote in favor of the adoption of the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of the Company, the Parent and the Purchaser.

The Merger Agreement contains specified termination rights for the Company and the Parent, including, among others, by either the Company or the Parent if the transactions contemplated by the Merger Agreement have not be consummated by October 27, 2017; by the Company, in the event that the Company’s board of directors has changed its recommendation to stockholders with respect to the transactions contemplated by the Merger Agreement (a “Company Board Recommendation Change”) and the Company has entered into a letter of intent or definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement); and by the Parent, in the event of a Company Board Recommendation Change or if the Company’s board of directors has failed to recommend against a competing acquisition proposal.

If the Merger Agreement is terminated under specified circumstances, including with respect to the acceptance of a Superior Proposal by the Company, a Company Board Recommendation Change or the failure of the Company’s board of directors to recommend against a competing acquisition proposal, the Company is obligated to pay the Parent a termination fee of $9,723,310, plus expense reimbursement of up to $850,000, except that if the Company terminates the Merger Agreement prior to the end of the Go-Shop Period (as it may be extended) to accept a Superior Proposal, the termination fee will be reduced to $4,167,133, plus expense reimbursement of up to $850,000 (provided that the termination fee will instead be $6,111,975, plus expense reimbursement of up to $850,000 in the case of termination under specified circumstances during any extension of the Go-Shop Period).  Additionally, upon a termination of the Merger Agreement under certain other specified circumstances, the Company is obligated to pay the Parent a termination fee of $9,723,310, plus expense reimbursement of up to $850,000, if the Company enters into a definitive agreement with respect to an alternative acquisition proposal within 12 months following the date of termination and subsequently consummates the acquisition, or otherwise consummates an alternative acquisition proposal within 12 months following the date of termination, provided that in the case of a termination by the Parent due to a material breach by the Company of its non-solicitation obligation under the Merger Agreement, the Company will be obligated to immediately provide expense reimbursement to the Parent of up to $1.5 million. If the Company terminates the Merger Agreement under specified certain circumstances primarily relating to the failure of the Parent to obtain debt financing for the consummation of the Offer and the Merger, the Parent is obligated to pay the Company a reverse termination fee of $16,668,531.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any financial or other factual information about the Company or the Parent.  In particular, the representations, warranties and covenants contained in the Merger Agreement (i) were made only for purposes of that agreement and as of specific dates, (ii) were solely for the benefit of the parties to the Merger Agreement, (iii) may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing those matters as facts and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or the Parent. Accordingly, investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about the Company or the Parent and their respective subsidiaries that the respective companies include in reports, statements and other filings they make with the U.S. Securities and Exchange Commission (the “SEC”).

The Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with cash on hand at the Purchaser, will be sufficient for the Purchaser to pay the aggregate transaction consideration and all related fees and expenses.  Marlin Equity IV, L.P. has committed to capitalize the Parent, at or immediately prior to the closing of the Offer (or if either the Purchaser or the Company elects to pursue the One-Step Merger, immediately prior to the effective time of the Merger), with an aggregate equity contribution in an amount of $165 million subject to the terms and conditions set forth in an equity funding commitment letter, dated as of April 27, 2017.

PNC Bank, National Association, Tennenbaum Capital Partners, LLC and TPG Specialty Lending, Inc. (collectively, the “Lenders”) have committed to provide debt financing for the transaction, consisting of $190 million of senior secured term loans on the terms and subject to the conditions set forth in a commitment letter dated as of April 27, 2017 (the “Debt Commitment Letter”).  The obligations of the Lenders to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions, including, without limitation, execution and delivery by the borrowers and the guarantors of definitive documentation consistent with the Debt Commitment Letter and the documentation standards specified therein. The final termination date for the Debt Commitment Letter is October 27, 2017.

Item 5.03.                Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2017, the Company’s board of directors adopted an amendment (the “By-law Amendment”) to the Company’s Amended and Restated By-laws. The By-law Amendment, which was effective upon adoption by the board, among other things, designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder to bring (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or the by-laws of the Company (as each may be amended from time to time), or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim governed by the internal affairs doctrine or other “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware.

The foregoing description of the By-law Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the By-law Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.                Other Events.

On April 28, 2017, the Company, the Parent and Marlin Equity Partners issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits

(d)         Exhibits

See Exhibit Index attached hereto.

Important Additional Information Will Be Filed with the SEC

This Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company.

At the time the tender offer is commenced, the Purchaser will file with the SEC and mail to the Company’s stockholders a Tender Offer Statement and the Company will file with the SEC and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement in connection with the transaction.  These will contain important information about Marlin Equity Partners, the Parent, the Purchaser, the Company, the transaction and other related matters.  Investors and security holders are urged to read each of these documents carefully when they are available.

Investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by the Purchaser and the Company through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of these documents from the Purchaser or the Company by contacting:  Okapi Partners LLC, Attn: Pat McHugh, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, or by telephone toll free at (877) 305-0857 or collect at (212) 297-0720; or Tangoe, Inc., Attn: Corporate Secretary, 35 Executive Boulevard, Orange, Connecticut 06477, or by telephone at (203) 859-9300.

The Company plans to file with the SEC and, under certain circumstances, mail to its stockholders a Proxy Statement in connection with the transaction.  The Proxy Statement will contain important information about Marlin Equity Partners, the Parent, the Purchaser, the Company, the transaction and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Purchaser and the Company through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting its Corporate Secretary.

Marlin Equity Partners, the Parent, the Purchaser and the Company, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement.  As of April 25, 2017, the Company’s directors and executive officers beneficially owned approximately 960,078 shares, or 2.4%, of the Company’s common stock.  In addition, the Company’s directors and executive officers are also parties to agreements with the Company pursuant to which they will be entitled to receive payments upon the consummation of the Merger, as provided in the Merger Agreement.  As of April 25, 2017, Marlin Equity Partners beneficially owned approximately 4,094,599 shares, or approximately 10.4%, of the Company’s common stock.  A more complete description of the interests of the Company’s directors and executive officers and any other participants in the solicitation will be available in the Proxy Statement.

Cautionary Note Regarding Forward-Looking Statements

Statements in this Current Report on Form 8-K regarding the proposed transaction between the Parent, the Purchaser and the Company the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Marlin Equity Partners, the Parent, and the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction.  Except as otherwise required by law, the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.
Date: April 28, 2017
	By:	/s/ Thomas P. Flynn
Thomas P. Flynn
Chief Administrative Officer, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 27, 2017, by and among Tangoe, Inc., Asentinel, LLC and TAMS Inc.
3.1	Amendment to Amended and Restated By-laws
99.1	Press Release dated April 28, 2017

*  Certain exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the U.S. Securities and Exchange Commission upon request.